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Exhibit 8.2

[Letterhead of Maisto e Associati]

October 1st, 2014

Georgia Worldwide Plc
11 Old Jewry, 6th Floor
London EC2R 8DU
United Kingdom

GTECH S.p.A.
Viale del Campo Boario 56/D
00154 Roma
Italy

Ladies and Gentlemen,

        Reference is made to the Registration Statement on Form F-4 (as amended or supplemented through the date hereof, the "Registration Statement") of Georgia Worldwide Plc, a company incorporated under the Laws of England and Wales, relating to the proposed business combination among Georgia Worldwide Plc, GTECH S.p.A., a joint stock company organized under the Laws of Italy, and International Game Technology, a Nevada corporation.

        We have participated in the preparation of the discussion set forth in the sections entitled "Material Italian tax considerations" and "Risk Factors", inasmuch Italian tax law is concerned, in the Registration Statement.

        In our opinion, such discussion of those consequences and risk factors, insofar as it summarizes Italian tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects and fairly reflects Italian law as in force as of the date hereof.

        We express no opinion as to, and have not made any investigation of, the laws of any jurisdiction other than the laws of Italy.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours. /s/ PAOLO LUDOVICI Paolo Ludovici Maisto e Associati

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  Exhibit 8.2